Exhibit 10.1
Matthew Lanigan
Amendment to Employment Agreement
August 17, 2021

This Amendment is entered into between Matthew Lanigan (“Executive”) and Newpark Resources, Inc. (“Company”) and amends that certain Employment Agreement dated effective April 22, 2016 between the Company and the Executive, which was amended by Executive and the Company on April 6, 2020 and May 19, 2021 (as amended, the “Employment Agreement”).

On August 17, 2021, the Board of Directors approved the promotion of Executive effective September 1, 2021 (the “Effective Date”) from his former position of “Vice President and President Newpark Industrial Solutions” to his new position of “President and Chief Operating Officer”. Executive and the Company agree that all references in the Employment Agreement to “Vice President and President – Newpark Mats and Integrated Services” and “President – Mats” shall hereby automatically be changed as of the Effective Date to “President and Chief Operating Officer” with no further action required by either Executive or the Company.

All other terms and provisions in the Employment Agreement shall remain unchanged and in full force and effect.

AGREED and ACCEPTED on this 17th day of August, 2021.

/s/ Matthew Lanigan
Matthew Lanigan (Executive)

/s/ Paul L. Howes
Paul L. Howes
President & CEO
Newpark Resources, Inc.